                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                              [Amendment No. ____]

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Barrett Resources Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.    Title of each class of securities to which transaction applies:

           Not applicable
           ---------------------------------------------------------------------

     2.    Aggregate number of securities to which transaction applies:

           Not applicable
           ---------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           Not applicable
           ---------------------------------------------------------------------

     4.    Proposed maximum aggregate value of transaction:

           Not applicable
           ---------------------------------------------------------------------

     5.    Total fee paid:

           Not applicable
           ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.    Amount Previously Paid: Not applicable
                                   ---------------------------------------------
     2.    Form, Schedule or Registration Statement No.: Not applicable
                                                         -----------------------
     3.    Filing Party: Not applicable
                         -------------------------------------------------------
     4.    Date Filed: Not applicable
                       ---------------------------------------------------------

                         BARRETT RESOURCES CORPORATION
                             1515 ARAPAHOE STREET
                              TOWER 3, SUITE 1000
                            DENVER, COLORADO 80202
                                (303) 572-3900

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1998

  The Annual Meeting of the stockholders of Barrett Resources Corporation (the "Company") will be held on April 30, 1998 at 9:00 a.m. (Mountain Time) at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado, for the following purposes:

  1. To elect the nine members of the Company's Board of Directors;

  2. To ratify the selection of Arthur Andersen LLP to serve as the Company's independent certified accountants for the fiscal year ending December 31, 1998; and

  3. To transact any other business that properly may come before the meeting.

  Only the stockholders of record as shown on the transfer books of the Company at the close of business on March 10, 1998 are entitled to notice of, and to vote at, the Stockholder Meeting.

  All stockholders, regardless of whether they expect to attend the meeting in person, are requested to complete, date, sign and return promptly the enclosed form of proxy in the accompanying envelope (which requires no postage if mailed in the United States). The person executing the proxy may revoke it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Stockholder Meeting.

  ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE STOCKHOLDER MEETING.

                                          By the Board of Directors

                                          /s/ William J. Barrett
                                          ----------------------
                                          William J. Barrett
                                          Chairman of the Board and Chief
                                          Executive Officer

Denver, Colorado
April 3, 1998

                                PROXY STATEMENT
                         BARRETT RESOURCES CORPORATION
                             1515 ARAPAHOE STREET
                              TOWER 3, SUITE 1000
                            DENVER, COLORADO 80202
                                (303) 572-3900

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1998

  This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Barrett Resources Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (Mountain Time) on April 30, 1998 at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado or at any adjournment or postponement of the meeting. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to the Company's stockholders on or about April 3, 1998.

  The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted for each of the nine nominees for director whose names are set forth on the proxy card and in favor of ratification of the selection of Arthur Andersen LLP as the Company's independent auditors, as described in this Proxy Statement.

  A stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to the Company, by substituting a new proxy executed at a later date, or by requesting, in person at the Annual Meeting, that the proxy be returned.

  The solicitation of proxies is to be made principally by mail; however, following the original solicitation, further solicitations may be made by telephone or oral communication with stockholders of the Company. Officers, directors and employees of the Company may solicit proxies, but without compensation for such solicitation other than their regular compensation as employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. The Company may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. All expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed material will be paid by the Company. A majority of the issued and outstanding shares of the Company's Common Stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the stockholders.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, the stockholders will elect nine members of the Board of Directors of the Company. Each director will be elected to hold office until the next annual meeting of stockholders and thereafter until his successor is elected and has qualified. The affirmative vote of a majority of the shares represented at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of Common Stock held in his or her name. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for the persons named below as management's nominees for directors of the Company. Each of the nominees currently is a director of the Company.

  Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board of Directors may recommend.

  The following table sets forth, with respect to each nominee for director, the nominee's age, his positions and offices with the Company, the expiration of his term as a director, and the year in which he first became a director of the Company. Individual background information concerning the current directors of the Company, including each of the nominees for director, follows the table. For additional information concerning the nominees for director, including stock ownership and compensation, see "EXECUTIVE COMPENSATION" and "STOCK OWNERSHIP OF DIRECTORS AND PRINCIPAL STOCKHOLDERS".

                                    POSITION WITH       EXPIRATION OF  TERM INITIAL DATE
          NAME            AGE        THE COMPANY            AS DIRECTOR     AS DIRECTOR
          ----            ---       -------------       ------------------- ------------
William J.                 69 Chairman of the Board of  Next Annual Meeting     1983
 Barrett(1)(5)..........       Directors and Chief
                               Executive Officer
C. Robert                  64 Director                  Next Annual Meeting     1983
 Buford(1)(2)(3)(4).....
Derrill                    59 Director                  Next Annual Meeting     1995
 Cody(1)(2)(3)(4).......
James M.                   63 Director                  Next Annual Meeting     1987
 Fitzgibbons(3)(4)(6)...
William W. Grant,          65 Director                  Next Annual Meeting     1995
 III(3)(4)..............
J. Frank Keller(5)......   54 Executive Vice President, Next Annual Meeting     1983
                               Secretary, Chief
                               Financial Officer, and a
                               Director
A. Ralph Reed...........   60 President, Chief          Next Annual Meeting     1990
                               Operating Officer, and a
                               Director
James T. Rodgers(3)(4)..   63 Director                  Next Annual Meeting     1993
Phillippe S.E.             57 Director                  Next Annual Meeting     1985
 Schreiber(1)(2)(3)(4)..

--------
(1) Member of the Executive Committee of the Board of Directors.
(2) Member of the Board Planning and Nominating Committee of the Board of Directors.
(3) Member of the Audit Committee of the Board of Directors.
(4) Member of the Compensation Committee of the Board of Directors.
(5) Mr. Keller and Mr. Barrett are brothers-in-law.
(6) Mr. Fitzgibbons served as a Director of the Company from July 1987 until October 1992. He was re-elected to the Board of Directors in January 1994.

  WILLIAM J. BARRETT has served as Chief Executive Officer since March 23, 1998 and as Chairman of the Board since September 1994. Mr. Barrett previously served as Chief Executive Officer from December 1983 through June 1997 and as President from 1983 until September 1994. From January 1979 to February 1982, Mr. Barrett was an independent oil and gas operator in the western United States in association with Aeon Energy, a partnership composed of four sole proprietorships. From 1971 to 1978, Mr. Barrett served as Vice President-- Exploration and a director of Rainbow Resources, Inc., a publicly held independent oil and gas exploration company that merged with a subsidiary of the Williams Companies in 1978. Mr. Barrett served as President, Exploration Manager and Director for B&C Exploration from 1969 until 1971 and was chief geologist for Wolf Exploration Company, now known as Inexco Oil Co., from 1967 to 1969. He was an exploration geologist with Pan-American Petroleum Corporation from 1963 to 1966 and worked as an exploration geologist, a petroleum geologist and a stratigrapher for El Paso Natural Gas Co. at various times from 1958 to 1963.

  C. ROBERT BUFORD has been a director of the Company since December 1983 and served as Chairman of the Board of Directors from December 1983 through March 1994. Mr. Buford has been President, Chairman of the Board and controlling shareholder of Zenith Drilling Corporation ("Zenith"), Wichita, Kansas, since February 1966. Zenith owns approximately 1.9 percent of the Company's Common Stock. Since 1993, Mr. Buford has served as a director of Encore Energy, Inc., a wholly-owned subsidiary of Zenith engaged in the marketing of natural gas. Mr. Buford is also a member of the Board of Directors of Intrust Financial Corporation, a bank holding company. Mr. Buford served as a director of Lonestar Steakhouse & Saloon, Inc. from March 1992 until January 1997.

  DERRILL CODY has been a director of the Company since July 1995. From May 1990 until July 1995, Mr. Cody served as a director of Plains Petroleum Company ("Plains"), which merged with a subsidiary of the Company on July 18, 1995. Since January 1990, Mr. Cody has been an attorney in private practice in Oklahoma City, Oklahoma. From 1986 to 1990, he was Executive Vice President of Texas Eastern Corporation, and from 1987 to 1990 he was the Chief Executive Officer of Texas Eastern Pipeline Company. He has been a director of the General Partner of TEPPCO Partners, L.P. since January 1990.

  JAMES M. FITZGIBBONS has been a director of the Company since January 1994, and previously served as a director of the Company from July 1987 until October 1992. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman and Chief Executive Officer of Fieldcrest Cannon, Inc. From January 1986 until October 1990, Mr. Fitzgibbons was President of Amoskeag Company. Prior to 1986, he was President of Howes Leather Company, a producer of leather. Mr. Fitzgibbons is also member of the Board of Directors of Lumber Mutual Insurance Company and of American Textile Manufacturers Institute, and he is a Trustee of Dreyfus Laurel Funds, a series of mutual funds.

  WILLIAM W. GRANT, III has served as a director of the Company since July 1995. From May 1987 until July 1995, Mr. Grant served as a director of Plains. He has been an advisory director of Colorado National Bank since 1993. He was a director of Colorado National Bankshares, Inc. from 1982 to 1993 and the Chairman of the Board of Colorado National Bank of Denver from 1986 to 1993. He served as the Chairman of the Board of Colorado Capital Advisors from 1989 through 1994.

  J. FRANK KELLER has been an Executive Vice President and a director of the Company since December 1983 and Chief Financial Officer of the Company since July 1995. From December 1983 through June 1997, he also served as Secretary. Mr. Keller was the President and a co-founder of Myriam Corp., an architectural design and real estate development firm beginning in 1976, until it was reorganized as Barrett Energy in February 1982.

  PAUL M. RADY has been a director of the Company since September 1994. Mr. Rady served as President from September 1994 until March 23, 1998. From July 1, 1997 until March 23, 1998, Mr. Rady served as Chief Executive Officer. Mr. Rady also served as Chief Operating Officer from September 1994 until July 1997. From February 1993 to September 1994, Mr. Rady served as Executive Vice President--Exploration of the Company. From August 1990 until July 1992, Mr. Rady served as Chief Geologist, and from July 1992 until January 1993 he served as Exploration Manager for the Company. From July 1980 until August 1990, Mr. Rady served in various positions with the Denver, Colorado regional office of Amoco Production Company ("Amoco"), the exploration and production subsidiary of Amoco Corporation. Mr. Rady will not be standing for re-election as a director.

  A. RALPH REED has been the President and Chief Operating Officer of the Company since March 23, 1998 and a director since September 1990. From November 1989 until March 23, 1998, Mr. Reed served as an Executive Vice President of the Company. From 1986 to 1989, Mr. Reed was an independent oil and natural gas operator in the Mid-Continent region of the United States, including the period from January 1988 to November 1989 when he acted as a consultant to Zenith. From 1982 to 1986, Mr. Reed was President and Chief Executive Officer of Cotton Petroleum Corporation ("Cotton"), a wholly owned exploration and production subsidiary of United Energy Resources, Inc. Prior to joining Cotton in 1980, Mr. Reed was employed by Amoco from 1962, holding various positions including Manager of International Production, Division Production Manager and Division Engineer.

  JAMES T. RODGERS has been a director of the Company since November 1993. Mr. Rodgers served as the President, Chief Operating Officer and a director of Anadarko Petroleum Corporation ("Anadarko") from 1986 through 1992. Prior to 1986, Mr. Rodgers was employed in other capacities by Anadarko and Amoco. Mr. Rodgers taught Petroleum Engineering at the University of Texas in Austin in 1958 and at Texas Tech University in Lubbock from 1958 to 1961. Mr. Rodgers served as a Director of Louis Dreyfus Natural Gas Corporation until October 1997, and he currently serves as a director of Khanty--Mansyr Oil Corporation, a privately held exploration and production company operating in the former Soviet Union.

  PHILIPPE S.E. SCHREIBER has been a director of the Company since November 1985. Mr. Schreiber is an independent lawyer and business consultant who also is of counsel to the law firm of Walter, Conston, Alexander & Green, P.C. in New York, New York. Mr. Schreiber has been affiliated with that law firm as counsel or partner since August 1985. From 1988 to mid-1992, he also was the Chairman of the Board and a principal shareholder of HSE, Inc., d/b/a Manhattan Kids Limited, a privately owned corporation. Mr. Schreiber is a Director of the United States affiliates of The Mayflower plc., a British publicly traded company involved in the business of supplying parts and components to auto and truck manufacturers.

  HARRY S. WELCH has been a director of the Company since July 1995. From May 1986 until July 1995, Mr. Welch served as a director of Plains. Since August 1989, he has been an attorney in private practice in Houston, Texas. He served as Vice President and General Counsel of Texas Eastern Corporation from 1988 to July 1989. Mr. Welch, who is 74 years old, will be retiring as a director of the Company at the April 30, 1998 Annual Meeting.

COMMITTEES AND MEETINGS

  The Board of Directors has a Compensation Committee, an Audit Committee, an Executive Committee, and a Board Planning and Nominating Committee. The Compensation Committee has the authority to establish policies concerning compensation and employee benefits for employees of the Company. The Compensation Committee reviews and makes recommendations concerning the Company's compensation policies and the implementation of those policies and determines compensation and benefits for executive officers. During 1997, the Compensation Committee, consisting of Messrs. Buford, Cody, Fitzgibbons, Gieskes (until his resignation on September 7, 1997), Grant, Rodgers, Schreiber (Chairman) and Welch, met five times.

  The Audit Committee performs the following functions: recommending to the Board of Directors the independent auditors to be employed; discussing the scope of the independent auditors' examination; reviewing the financial statements and the independent auditors' report; soliciting recommendations from the independent auditors regarding internal controls and other matters; establishing guidelines for the Board of Directors to review related party transactions for potential conflicts of interest; making recommendations to the Board of Directors; and performing other related tasks as requested by the Board. During 1997, the Audit Committee, consisting of Messrs. Buford (Chairman), Cody, Fitzgibbons, Gieskes (until his resignation on September 7,
1997), Grant, Rodgers, Schreiber and Welch, met three times.

  The primary responsibility of the Executive Committee is to exercise the authority of the Board, to the extent permitted by Delaware law and the Company's Bylaws, during intervals between regular meetings of the Board. During 1997, the Executive Committee, consisting of Messrs. Barrett, Rady, Buford and Gieskes (until his resignation on September 7, 1997), met once. On March 23, 1998, Messrs. Barrett, Buford, Schreiber and Cody were elected to serve as the members of the Executive Committee.

  On January 27, 1997, the Board of Directors established the Board Planning and Nominating Committee, consisting of Messrs. Barrett (Chairman), Buford, Cody, Rady and Schreiber. The primary responsibilities of the Committee are to review the role, structure and procedures of the Board of Directors and its committees and to consider and recommend candidates for election to the Board. The Planning and Nominating Committee will consider suggestions from stockholders regarding possible director candidates. These suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee met twice in 1997. On March 23, 1998, Messrs. Buford (Chairman), Cody and Schreiber were elected to serve as the members of the Planning and Nominating Committee.

  During 1997, the Board of Directors met 13 times and took action once by unanimous written consent. Each director participated in at least 75 percent of the aggregate of the total number meetings of the Board of Directors and of all committees of the Board of Directors on which that director served during 1997. Mr. Gieskes resigned as a director, and as a member of each of the Board Committees on which he served, effective September 7, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon the written representations of its directors and officers.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth in summary form the compensation received during each of the Company's last three completed years by the Chief Executive Officer of the Company and by the four other most highly compensated executive officers whose compensation exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers"). The figures in the following table are for fiscal years ended December 31, 1997, 1996, and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                                -------------------------------
                                                                        AWARDS          PAYOUTS
                                                                ----------------------- -------
                                                                RESTRICTED  SECURITIES
                                                   OTHER ANNUAL   STOCK     UNDERLYING   LTIP    ALL OTHER
        NAME AND          FISCAL  SALARY   BONUS   COMPENSATION  AWARD(S)  OPTIONS/SARS PAYOUTS COMPENSATION
   PRINCIPAL POSITION      YEAR    ($)     ($)(1)     ($)(2)      ($)(3)      (#)(4)    ($)(5)     ($)(6)
------------------------  ------ -------- -------- ------------ ---------- ------------ ------- ------------
William J. Barrett(7)...   1997  $215,000 $250,000     -0-         -0-        50,000      -0-      $9,500
 Chairman of the Board     1996  $255,417 $150,000     -0-         -0-       100,000      -0-      $7,913
 and Chief Executive       1995  $200,000      -0-     -0-         -0-           -0-      -0-      $4,680
 Officer
Paul M. Rady(8).........   1997  $266,252 $160,000     -0-         -0-        50,000      -0-      $9,500
 Former President,         1996  $206,667 $ 63,000     -0-         -0-        52,000      -0-      $8,138
 Former Chief Executive    1995  $175,000      -0-     -0-         -0-           -0-      -0-      $4,680
 Officer, and a director
A. Ralph Reed(9)........   1997  $217,500 $120,000     -0-         -0-           -0-      -0-      $9,500
 President, Chief          1996  $207,917 $ 54,000     -0-         -0-        40,000      -0-      $7,988
 Operating Officer, and    1995  $200,000      -0-     -0-         -0-           -0-      -0-      $4,680
 a director
J. Frank Keller.........   1997  $165,768 $ 90,000     -0-         -0-        26,700      -0-      $9,500
 Executive Vice            1996  $155,938 $ 40,000     -0-         -0-        19,200      -0-      $8,222
 President, Chief          1995  $150,000      -0-     -0-         -0-           -0-      -0-      $4,560
 Financial Officer, and
 a director
Peter A. Dea............   1997  $153,750 $ 65,000     -0-         -0-         7,500      -0-      $8,838
 Senior Vice President--   1996  $134,625 $ 25,000     -0-         -0-        30,000      -0-      $7,224
 Onshore Exploration       1995  $ 97,292      -0-     -0-         -0-           -0-      -0-      $2,249

--------
(1) The dollar value of bonus (cash and non-cash) paid during the year indicated. In February 1998, cash bonuses were determined by the Compensation Committee based upon the Company's performance in 1997. These bonuses included $150,000 paid to Mr. Barrett, $95,000 paid to Mr. Rady, $70,000 paid to Mr. Reed, $50,000 paid to Mr. Keller, and $35,000 paid to Mr. Dea. See "Compensation Committee Report on Executive Compensation-- Cash Bonus Awards".
(2) During the period covered by the Table, the Company did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.
(3) During the period covered by the Table, the Company did not make any award of restricted stock, including share units.
(4) The sum of the number of shares of Common Stock to be received upon the exercise of all stock options granted.
(5) Except for stock option plans, the Company does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year.
(6) Represents the Company's matching contribution under the Company's 401(k) Plan for each Named Executive Officer.
(7) Mr. Barrett was elected as Chief Executive Officer on March 23, 1998.
(8) Mr. Rady served as Chief Executive Officer from July 1, 1997 until March 23, 1998 and as President from September 1994 until March 23, 1998.
(9) Mr. Reed was elected as President and Chief Operating Officer on March 23, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

  No stock appreciation rights were granted to any executive officers or employees in the year ended December 31, 1997. The following table provides information on stock option grants in the year ended December 31, 1997 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                               ANNUAL RATES
                          NUMBER OF   % OF TOTAL                              OF STOCK PRICE
                         SECURITIES    OPTIONS                                 APPRECIATION
                         UNDERLYING   GRANTED TO  EXERCISE                    FOR OPTION TERM
                           OPTIONS   EMPLOYEES IN   PRICE     EXPIRATION   ---------------------
     NAME                GRANTED (#) FISCAL YEAR  ($/SHARE)      DATE         5%         10%
     ----                ----------- ------------ --------- -------------- --------- -----------
William J. Barrett......  50,000(1)      7.0%      $32.875  March 21, 2004 $ 669,250 $ 1,559,250
Paul M. Rady............  50,000(2)      7.0%      $32.875  March 21, 2004 $ 669,250 $ 1,559,250
A. Ralph Reed...........        --       --            --              --        --          --
J. Frank Keller.........  26,700(2)      3.7%      $32.875  March 21, 2004 $ 357,380 $   832,640
Peter A. Dea............   7,500(2)      1.0%      $32.875  March 21, 2004  $100,388 $   233,888

--------
(1) These option shares became exercisable on March 21, 1998.
(2) One-fourth of these option shares became exercisable on March 21, 1998, and an additional one-fourth of these option shares are first exercisable on each of March 21, 1999, March 21, 2000, and March 21, 2001.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

  The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 1997 by the Named Executive Officers and the year-end value of unexercised options held by these persons:

                          AGGREGATED OPTION EXERCISES
                    FOR FISCAL YEAR ENDED DECEMBER 31, 1997
                        AND YEAR-END OPTION VALUES (1)

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                FISCAL YEAR-END(#)(4)     FISCAL YEAR-END($)(5)
                                              ------------------------- -------------------------
                           SHARES     VALUE
                         ACQUIRED ON REALIZED
  NAME                   EXERCISE(2)  ($)(3)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                   ----------- -------- ----------- ------------- ----------- -------------
William J. Barrett......    7,476    $164,939   72,524       125,000     $693,843     $756,875
Paul M. Rady............      --          --    65,500       106,500     $870,187     $537,063
A. Ralph Reed...........      --          --    70,048        55,000     $903,510     $575,275
J. Frank Keller.........      --          --    46,050        54,850     $664,631     $312,744
Peter A. Dea............      --          --    22,500        35,000     $302,812     $148,438

--------
(1) No stock appreciation rights are held by any of the Named Executive
    Officers.
(2) The number of shares received upon exercise of options during the year ended December 31, 1997.
(3) With respect to options exercised during the Company's year ended December 31, 1997, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.
(4) The total number of unexercised options held as of December 31, 1997, separated between those options that were exercisable and those options that were not exercisable.
(5) For all unexercised options held as of December 31, 1997, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. These values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on December 31, 1997. As required, the price used to calculate these figures was the closing sale price of the Common Stock at year's end, which was $30.25 per share on December 31, 1997. On March 27, 1998, the closing sale price was $34.1875 per share.

EMPLOYEE RETIREMENT PLANS, LONG-TERM INCENTIVE PLANS, AND PENSION PLANS

  The Company has an employee retirement plan (the "401(k) Plan") that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees of the Company are entitled to contribute to the 401(k) Plan up to 15 percent of their respective salaries. For each pay period through March 31, 1996, the Company contributed on behalf of each employee 50 percent of the contribution made by that employee, up to a maximum contribution by the Company of three percent of that employee's gross salary for that pay period. Effective April 1, 1996, the Company's matching contribution increased to 100 percent of each participating employee's contribution, up to a maximum of six percent of base salary, with one-half of the matching contribution paid in cash and one-half paid in the Company's Common Stock. The Company's matching contribution is subject to a vesting schedule. Benefits payable to employees upon retirement are based on the contributions made by the employee under the 401(k) Plan, the Company's matching contributions, and the performance of the 401(k) Plan's investments. Therefore, the Company cannot estimate the annual benefits that will be payable to participants in the 401(k) Plan upon retirement at normal retirement age. Excluding the 401(k) Plan, the Company has no defined benefit or actuarial or pension plans or other retirement plans.

  Excluding the Company's stock option plans, the Company has no long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

COMPENSATION OF DIRECTORS

  Standard Arrangements. Pursuant to the Company's standard arrangement for compensating directors, no compensation for serving as a director is paid to directors who also are employees of the Company, and those directors who are not also employees of the Company ("Outside Directors") receive an annual retainer of $20,000 paid in equal quarterly installments. In addition, for each Board of Directors or committee meeting attended, each Outside Director receives a $1,000 meeting attendance fee. Each Outside Director also receives $300 for each telephone meeting lasting more than 15 minutes. The Chairman of the Compensation and Audit Committees receives a $1,500 meeting attendance fee for each committee meeting. For each Board of Directors or committee meeting attended, each Outside Director will have options to purchase 1,000 shares of Common Stock become exercisable. Although these options become exercisable only at the rate of 1,000 for each meeting attended, each director will be granted options to purchase 10,000 shares at the time the individual initially becomes a director. Any options that have not become exercisable at the time of termination of a director's service will expire at that time. At such time that the options to purchase all 10,000 shares have become exercisable, options to purchase an additional 10,000 shares will be granted to the director and will be subject to the same restrictions on exercise as the previously received options. The options are granted to the Outside Directors pursuant to the Company's Non-Discretionary Stock Option Plan, and their exercise price is equal to the closing sales price for the Company's Common Stock on the date of grant. The options expire upon the later to occur of five years after the date of grant and two years after the date those options first became exercisable.

  Other Arrangements. During the year ended December 31, 1997, no compensation was paid to directors of the Company other than pursuant to the standard compensation arrangements described in the previous section.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into severance agreements (the "Agreements") with each Named Executive Officer. Generally, the Agreements of each Named Executive Officer other than William J. Barrett provide, among other things, that if, within three years after a Change-in-Control (as defined in the Agreement) the employee's employment is terminated by the employee for "Good Reason" or by the Company other than for "Cause" (as such terms are defined in the Agreement), the employee will be entitled to a lump sum cash payment equal to three times (two times in the case of Mr. Dea) the employee's annual compensation (which includes annual salary and bonus) in addition to continuation of certain benefits for three years (two years in the case of Mr.
Dea) from the date of termination. Mr. Barrett's Agreement provides that, if his employment is terminated by him for Good Reason or by the Company other than for Cause prior to January 31, 1999, he will receive a lump sum cash amount equal to the compensation that would have been paid from his termination dated through January 31, 1999, in addition to continued benefits through January 31, 1999.

  In addition, the Company's stock option plans and option agreements thereunder provide for the acceleration of option exercisability in the event of a change-in-control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the year ended December 31, 1997, each of Messrs. Buford, Cody, Fitzgibbons, Gieskes (through September 7, 1997), Grant, Rodgers, Schreiber, and Welch served as members of the Compensation Committee of the Board of Directors. Mr. Schreiber served as the President of Excel Energy Corporation ("Excel") prior to the 1985 merger of Excel with and into the Company, and Mr. Gieskes served as Chairman of the Board of Excel at the time of the merger of Excel with and into the Company. No other person who served as a member of the Compensation Committee during the year ended December 31, 1997 was, during that year, an officer or employee of the Company or of any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  None of the members of the Compensation Committee of the Board of Directors is an employee of the Company. The Compensation Committee sets and administers the policies that govern the annual compensation and long-term compensation of executive officers of the Company. The Compensation Committee makes all decisions concerning compensation of executive officers and awards of stock options under the Company's stock option plans, except for awards under the Non-Discretionary Plan Stock Option Plan for non-employee directors.

  Compensation Policies Toward Executive Officers. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that relate compensation with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Compensation Committee attempts to achieve these objectives through a combination of base salary, stock options, and cash bonus awards. To assist the Committee in its activities discussed in this report, the Compensation Committee utilizes outside consultants to obtain compensation information concerning comparable companies in the oil and gas industry.

  Base Salary. Executive salaries are reviewed by the Compensation Committee on a yearly basis and are set for individual executive officers based on subjective evaluations of each individual officer's performance, the Company's performance, and a comparison to salary ranges for executives of other companies in the oil and gas industry. Through these criteria, the Compensation Committee believes that salaries may be set in a manner that is both competitive and reasonable within the Company's industry.

  Incentive Stock Options. Stock options are granted to executive officers and other employees of the Company by the Compensation Committee as a means of providing long-term incentive to the Company's employees. The Compensation Committee believes that stock options encourage increased performance by the Company's employees, including its officers, and align the interests of the Company's employees with the interests of the Company's stockholders. Decisions concerning the granting of stock options are made on the same basis, utilizing the same criteria, as decisions concerning base salary as discussed in the previous paragraph.

  Cash Bonus Awards. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of the Company's employees, including the Company's executive officers. The Compensation Committee undertakes considerations concerning the granting of bonuses with the objective that the Company will remain competitive in its compensation practices and be able to retain highly qualified executive officers. With respect to cash bonus awards for the fiscal year ended December 31, 1997, the Compensation Committee considered the performance of the Company, the Company's accomplishments, the relative performance of other companies in the oil and gas industry, and the prospects for the Company as a result of this performance. Based on these Company performance evaluations, the Committee then determined whether and to what extent to grant bonuses to the respective executive officers based on an assessment of their respective contributions to the Company's performance of each individual executive officer together with a comparison of bonuses and total compensation paid to executive officers in similar positions with relatively comparable companies in the oil and gas industry. As a result of this process and these considerations and determinations, in February 1998, the Compensation Committee granted to 12 executive officers, including the Chief Executive Officer, aggregate cash bonuses of $605,000 for their respective contributions to the Company during the fiscal year ended December 31, 1997.

  Employee Retirement Plan. The Company's employee retirement plan, the 401(k) Plan, was established effective April 1, 1991, and amended effective April 1, 1996, to provide an additional means of attracting and retaining qualified employees. Under the 401(k) Plan, as amended, the Company will contribute on behalf of each employee 100 percent of the contribution made by that employee, up to a maximum contribution by the Company of six percent of that employee's gross salary for a particular pay period. One-half of the Company's matching contribution is paid in cash and one-half is paid in the Company's Common Stock. The Company's match is subject to a vesting schedule. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan.

  Change-in-Control Arrangements. The Compensation Committee met several times during the past year to discuss and adopt certain Change-in-Control Arrangements, discussed above, which the Committee determined to be in the best interests of the Company.

  Chief Executive Officer Compensation. The compensation of the Company's Chief Executive Officer is determined in the same manner as the compensation for other executive officers of the Company as described above. As a result, the compensation of the Company's Chief Executive Officer is largely dependent upon the overall performance of the Company as well as the compensation being paid to the chief executive officers by other relatively comparable companies in the oil and gas industry. The Chief Executive Officer's long-term compensation from stock options also is largely dependent upon Company performance. The decision to pay a cash bonus to the Chief Executive Officer for the past fiscal year, and the amount of that bonus, resulted from the determination by the Compensation Committee that the cash bonus was merited and justified based on the Company's overall performance and the contributions of the Chief Executive Officer to that performance, including in particular his crucial role in the Company's reserve growth, in the Company's increase in production, and in the successful completion of the Company's Senior Note offering in February 1997, as well as a comparison of total compensation paid to chief executive officers of other relatively comparable companies in the oil and gas industry.

                                   Compensation Committee of the Board of
                                    Directors:

                                   C. Robert Buford
                                   Derrill Cody
                                   James M. Fitzgibbons
                                   William W. Grant, III
                                   James T. Rodgers
                                   Philippe S.E. Schreiber, Chairman
                                   Harry S. Welch

PERFORMANCE GRAPH

  The following line graph compares the yearly percentage change in the cumulative total stockholder return, assuming reinvestment of dividends, for
(i) the Common Stock, (ii) a peer group (the "Peer Group") of companies selected by the Company that are predominantly independent exploration and production companies with properties predominantly located in the United States, and (iii) the Standard & Poors 500 Stock Index. The companies in the Peer Group are Cabot Oil & Gas Corporation, Devon Energy Corporation, Louis Dreyfus Natural Gas Corporation, Parker & Parsley Petroleum Company, Pogo Producing Company, Seagull Energy Corporation, United Meridian Corporation, and Vintage Petroleum, Inc. Parker & Parsley Petroleum Company is included in the Peer Group until August 8, 1997 when it ceased to exist after it merged with and into Mesa Operating Co., a subsidiary of Pioneer Natural Resources Company. The comparison shown in the graph is for the years ended December 31, 1993, 1994, 1995, 1996 and 1997. The cumulative total stockholder return on the Company's Common Stock was measured by dividing the difference between the Company's share price at both the end and at the beginning of the measurement period by the share price at the beginning of the measurement period. Because the Company did not pay dividends on its Common Stock during the measurement period, the calculation of the cumulative total stockholder return on the Common Stock did not include dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]



                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG BARRETT RESOURCES, PEER GROUP AND S & P 500

Measurement period              Barrett      Peer        S & P
(Fiscal Year Covered)           Resources    Group       500
---------------------           --------     --------    --------
Measurement PT -
12/31/97                        $   285      $   241     $   251

FYE 12/31/92                    $   100      $   100     $   100
FYE 12/31/93                    $    98      $   152     $   110
FYE 12/31/94                    $   193      $   127     $   111
FYE 12/31/95                    $   276      $   173     $   153
FYE 12/31/96                    $   401      $   277     $   189


            STOCK OWNERSHIP OF DIRECTORS AND PRINCIPAL STOCKHOLDERS

  March 10, 1998 has been fixed by the Board of Directors of the Company as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date there were 31,420,478 shares of Common Stock outstanding. The following table summarizes certain information as of March 10, 1998 with respect to the ownership by each director, by each Named Executive Officer named in the "EXECUTIVE COMPENSATION" section, by all executive officers and directors as a group, and by each other person known by the Company to be the beneficial owner of more than five percent of the Common
Stock:

             NAME OF                 AMOUNT/NATURE OF        PERCENT OF CLASS
         BENEFICIAL OWNER          BENEFICIAL OWNERSHIP     BENEFICIALLY OWNED
         ----------------          --------------------     ------------------
William J. Barrett................   521,516 Shares(1)              1.6%
C. Robert Buford..................   658,366 Shares(2)              2.1%
Derrill Cody......................    17,560 Shares(3)                *
Peter A. Dea......................    33,623 Shares(3)                *
James M. Fitzgibbons..............    16,500 Shares(3)                *
William W. Grant, III.............    31,150 Shares(3)                *
J. Frank Keller...................   108,031 Shares(3)                *
Paul M. Rady......................   121,314 Shares(3)                *
A. Ralph Reed.....................   123,629 Shares(4)                *
James T. Rodgers..................    17,000 Shares(3)                *
Philippe S.E. Schreiber...........    22,507 Shares(3)                *
Harry S. Welch....................    24,800 Shares(3)                *
All Directors and Executive
 Officers
 as a Group (19 persons) .........   1,869,886 Shares(5)            5.8%
State Farm Mutual Automobile
 Insurance Company and
 affiliates.......................   2,934,133 Shares(6)(7)         9.3%
One State Farm Plaza
Bloomington, IL 61710
Franklin Resources, Inc...........   3,824,536 Shares(6)           12.2%
777 Mariners Island
San Mateo, CA 94403

--------
*  Less than 1% of the Common Stock outstanding.
(1) The number of shares indicated includes 25,292 shares owned by Mr. Barrett's wife, 230,000 shares owned by the Barrett Family L.L.L.P., a Colorado limited liability limited partnership for which Mr. Barrett and his wife are general partners and owners of an aggregate of 62.92294 percent of the partnership interests, and 192,524 shares underlying options that currently are exercisable or become exercisable within 60 days following March 10, 1998. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, Mr. Barrett disclaims ownership of all but 144,722 shares held by the Barrett Family L.L.L.P., which constitutes Mr. and Mrs. Barrett's proportionate share of the shares held by the Barrett Family L.L.L.P.
(2) C. Robert Buford is considered a beneficial owner of the 598,210 shares of which Zenith is the record owner. Mr. Buford owns approximately 89 percent of the outstanding common stock of Zenith. The number of shares of the Company's stock indicated for Mr. Buford also includes 10,000 shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children. Mr. Buford disclaims beneficial ownership of the shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) under the Exchange Act. The number of shares indicated also includes 16,500 shares underlying stock options that currently are exercisable or that become exercisable within 60 days following March 10, 1998.

(3) The number of shares indicated consists of or includes the following number of shares underlying options that currently are exercisable or that become exercisable within 60 days following March 10, 1998 that are held by each of the following persons: Derrill Cody, 17,300; Peter A. Dea, 31,875; James M. Fitzgibbons, 14,500; William W. Grant, III, 18,800; J. Frank Keller, 66,125; Paul M. Rady, 100,000; James T. Rodgers, 17,000; Philippe S.E. Schreiber, 15,500; and Harry S. Welch, 22,200.
(4) The number of shares indicated includes 7,800 shares owned by Mary C. Reed, Mr. Reed's wife and 90,848 shares underlying options that currently are exercisable or that become exercisable within 60 days following March 10, 1998.
(5) The number of shares indicated includes the shares owned by Zenith that are beneficially owned by Mr. Buford as described in note (2) and the aggregate of 603,172 shares underlying the options described in notes (1),
    (2), (3) and (4), an aggregate of 32,406 shares owned by seven executive officers not named in the above table, and an aggregate of 141,484 shares underlying options that currently are exercisable or that are exercisable within 60 days following March 10, 1998 that are held by those seven executive officers.
(6) Based on information included in a Schedule 13G filed with the Securities and Exchange Commission by the named stockholders and from information obtained from other sources.
(7) The number of shares indicated includes the shares owned by entities affiliated with State Farm Mutual Automobile Insurance Company ("SFMAI"). Those entities and SFMAI may be deemed to constitute a "group" with regard to the ownership of shares reported on a Schedule 13G.

                         TRANSACTIONS WITH MANAGEMENT

  During 1997, there were no transactions between the Company and its directors, executive officers or known holders of greater than five percent of the Company's Common Stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

                      PROPOSAL TO RATIFY THE SELECTION OF
                        ARTHUR ANDERSEN LLP AS AUDITORS

  The Board of Directors recommends that the stockholders of the Company vote in favor of ratifying the selection of the certified public accounting firm of Arthur Andersen LLP of Denver, Colorado as the auditors who will continue to audit financial statements, review tax returns, and perform other accounting and consulting services for the Company for the year ending December 31, 1998 or until the Board of Directors, in its discretion, replaces them. Arthur Andersen LLP has audited the Company's financial statements since the fiscal year ended September 30, 1992.

  An affirmative vote of the majority of shares represented at the meeting is necessary to ratify the selection of auditors. There is no legal requirement for submitting this proposal to the stockholders; however, the Board of Directors believes that it is of sufficient importance to seek ratification. Whether the proposal is approved or defeated, the Board may reconsider its selection of Arthur Andersen LLP. It is expected that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS.

                                OTHER BUSINESS

  The Board of Directors of the Company is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the Annual Meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.

                               VOTING PROCEDURES

  Votes at the Annual Meeting of Stockholders are counted by an Inspector of Election appointed by the Chairman of the meeting. If a quorum is present, an affirmative vote of a majority of the votes entitled to be cast by those present in person or by proxy is required for the approval of items submitted to stockholders for their consideration, including the election of directors, unless a different number of votes is required by statute or the Company's Certificate of Incorporation. Abstentions by those present at the meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a stockholder returns his proxy card and withholds authority to vote for any or all of the nominees, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes. Shares in the name of brokers that are not voted are treated as not present.

                RESOLUTIONS PROPOSED BY INDIVIDUAL STOCKHOLDERS

  In order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's next Annual Meeting of Stockholders following the end of the Company's 1998 calendar year, proposals by individual stockholders must be received by the Company no later than December 2, 1998.

                     AVAILABILITY OF REPORTS ON FORM 10-K

  UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, TO ANY OF THE COMPANY'S STOCKHOLDERS OF RECORD OR TO ANY STOCKHOLDER WHO OWNS THE COMPANY'S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 10, 1998. ANY REQUEST FOR A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO THE SECRETARY, BARRETT RESOURCES CORPORATION, 1515 ARAPAHOE STREET, TOWER 3, SUITE 1000, DENVER, COLORADO 80202, (303) 572-3900.

  This Notice and Proxy Statement are sent by order of the Board of Directors.

                                          /s/ William J. Barrett
                                          ----------------------
                                          William J. Barrett
                                          Chairman of the Board
                                          and Chief Executive Officer

Dated: April 3, 1998

                                   * * * * *

                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

          Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing and returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.



                                  DETACH HERE
--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                   For the Annual Meeting Of Stockholders of
                         BARRETT RESOURCES CORPORATION
              Proxy Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints William J. Barrett and J. Frank Keller, or either of them, as proxies with full power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Barrett Resources Corporation (the "Corporation"), to be held at 9:00 A.M. on April 30, 1998, at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado, or any adjournments thereof, on the following matters set forth on the reverse side:


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
--------------------------------------------------------------------------------


X  Please mark
   votes as in
   this example.


Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Items 1 and 2. This proxy is solicited on behalf of the Board of Directors of Barrett Resources Corporation.

1.   ELECTION OF DIRECTORS

     Nominees: William J. Barrett, C. Robert Buford, Derrill Cody, James M. Fitzgibbons, William W. Grant, III, J. Frank Keller, A. Ralph Reed, James.
     T. Rodgers and Philippe S.E. Schreiber

     FOR ALL NOMINEES [_]               WITHHELD FROM ALL NOMINEES [_]

     FOR ALL NOMINEES EXCEPT AS NOTED ABOVE [_]

2. Proposal to ratify the selection by the Board of Directors of Arthur Andersen LLP as the independent certified accountants for the Corporation for the fiscal year ending December 31, 1998.

     ___FOR    ___AGAINST           ___ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [_]



     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)



Signature:                                      Date:
          ---------------------------------          ---------------------------


Signature:                                      Date:
          ---------------------------------          ---------------------------